EXHIBIT 99.1
CONSULIER ENGINEERING, INC. TO HOLD
INFORMATIONAL ANNUAL MEETING
RIVIERA BEACH, FLORIDA, December 23, 2005—Consulier Engineering, Inc. (Nasdaq: CSLR) today announced that it would be holding an informational annual meeting for Consulier stockholders at 9:00 a.m. Eastern Standard Time on December 30, 2005, at the offices of Consulier’s legal counsel, Simon & Simon Chartered Attorneys, 8295 North Military Trail, Suite C, Palm Beach Gardens, Florida 33410.
On or about November 14, 2005, Consulier sent to stockholders of record as of October 14, 2005, an information statement regarding actions taken by written consent in lieu of an annual meeting, as well as a copy of Consulier’s amended 2004 annual report on Form 10-KSB. The purpose of the informational meeting is to give those stockholders an opportunity to attend a presentation by Consulier’s management, as well as ask questions. Consulier is sending each stockholder of record as of October 14, 2005, a notice of the informational annual meeting.
No actions will be voted on at this meeting, and Consulier is not asking stockholders for proxies in connection with this meeting. Consulier is holding this meeting at the request of the NASDAQ Stock Market, Inc. For further information, contact Consulier at (561) 842-2492.
About Consulier Engineering, Inc.
Consulier Engineering, Inc. and its subsidiaries are engaged in medical software activities, investment activities, and the distribution of Captain Cra-Z Soap™. For more information about Consulier, please visit its web site at www.consulier.com.